Exhibit 99.1

                      PATENT INFRINGEMENT DECISION AMENDED

     HAMILTON, BERMUDA, April 3, 2002--Foster Wheeler Ltd. (NYSE:FWC) reported today that the United States District Court for the Northern District of Texas has entered an amended final judgment in the matter of KOCH ENGINEERING COMPANY, INC. ET AL VS. GLITSCH, INC. ET AL.

     Glitsch, Inc., a non-operating Foster Wheeler subsidiary now known as Tray, Inc., sold substantially all of its business and assets in 1997.

     As previously reported by the Company, a judgment was entered in this case on November 29, 1999 awarding plaintiffs compensatory and punitive damages plus prejudgment interest in an amount yet to be calculated. This amended final judgment in the amount of $54,283,129 includes such interest for the period beginning in 1983 when the lawsuit was filed through entry of judgment. Post-judgment interest will accrue at the rate of 5.471 percent per annum from November 29, 1999.

     Tray, Inc. believes that the Court's decision contains numerous factual and legal errors subject to reversal on appeal. The amendment allows appeal of the judgment to be filed within 30 days. Tray, Inc. intends to file a notice of appeal immediately.


Note to Editors:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

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